Exhibit 3.05

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SONOS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Sonos, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of this corporation is “Sonos, Inc.” The Corporation was originally incorporated under the name “Rincon Audio, Inc.” The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 22, 2002, as amended by the Certificate of Amendment filed on January 8, 2003, the Certificate of Amendment filed on May 20, 2004, the Restated Certificate of Incorporation filed on July 25, 2005, the Certificate of Amendment filed on May 12, 2006, the Restated Certificate of Incorporation filed on April 30, 2007, the Certificate of Amendment filed on December 18, 2008, the Restated Certificate of Incorporation filed on March 4, 2010, the Certificate of Amendment filed on August 23, 2011, the Certificate of Amendment filed on June 6, 2012, the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2012, the Certificate of Amendment filed on November 7, 2012, the Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 21, 2014, the Certificate of Amendment filed with the Secretary of the State of Delaware on November 14, 2014 and Certificate of Correction filed with the Secretary of State of the State of Delaware on September 22, 2015 (the “Amended and Restated Certificate of Incorporation”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation, relating to the authorized shares of the Corporation, is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Eighty-Four Million One Hundred Thirty-Three Thousand Eight Hundred Ninety-Eight (184,133,898), consisting of One Hundred Fifty-One Million Four Hundred Fifty-Eight Thousand Eight Hundred Twenty-Four (151,458,824) shares of Common Stock, $0.001 par value per share, and Thirty-Two Million Six Hundred Seventy-Five Thousand Seventy-Four (32,675,074) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Ten Million Thirty-Five Thousand (10,035,000) shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Three Million Eight Hundred Eighty-One Thousand Two Hundred Fifty (3,881,250) shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Eleven Million Seven Hundred Thousand (11,700,000) shares and the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Seven Million Fifty-Eight Thousand Eight Hundred Twenty-Four (7,058,824) shares.

Contingent and effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), every one (1) outstanding share of Common Stock and one (1) outstanding share of each series of Preferred Stock will be split into and automatically, without any further action by the Corporation or the stockholders thereof, become two (2) outstanding shares of Common Stock and of each such series of Preferred Stock, respectively, of the Corporation (the “Forward Stock Split”).

The shares issued pursuant to the Forward Stock Split shall be entered in the books of the Corporation, without the need for surrender or exchange of any stock certificate outstanding immediately prior to the Effective Time.”

THIRD: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: In accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendments to the Amended and Restated Certificate of Incorporation have been approved by the Corporation’s stockholders holding at least a majority of the outstanding shares of Common Stock.

FIFTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 19th day of July 2018 and the foregoing facts stated herein are true and correct.

SONOS, INC.

/s/ Craig Shelburne
Craig Shelburne
Chief Legal Officer and Corporate Secretary

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